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                                                                    Exhibit 99.1

(POET LETTERHEAD)  AD-HOC NOTICE


POET HOLDINGS, INC. INCREASES REVENUES TO 2 MIO US-$ IN Q3 2003.

HAMBURG, GERMANY - OCTOBER 21, 2003 - Poet Holdings, Inc. (Prime Standard, ISIN:
US7304471094) today announced financial results for the three month period ended September 30, 2003 ("Q3/2003").

Poet was able to increase its revenues, in particular its license revenues, and at the same time we further reduced its total costs and operating expenses. Revenues for Q3/2003 increased 17% to $2.0 million, as compared with revenues of $1.7 million for Q2/2003. Licence revenues for Q3/2003 increased 29% to $1.1 million as compared with licence revenues of $874,000 for Q2/2003.

Total costs and operating expenses for Q3/2003 increased 8% to $3.1 million as compared with $2.9 million for Q2/2003. Included in total costs and operating expenses for Q3/2003 are $317,000 of costs and expenses related to the merger with Versant which were recorded as G&A expenses. The operating loss for Q3/2003 decreased 5% to $1.2 million compared to Q2/2003.

License revenues attributable to the catalog solutions product line increased approximately $141,000, or 75%, to $329,000 in Q3/2003. License revenues attributable to Poet's database product line, FastObjects, increased approximately $112,000, or 16%, to $798,000. Total service revenues increased approximately $31,000, or 4%, to $826,000 in Q3/2003.

Compared to the quarter ended September 30, 2002 overall revenues increased by 15%, product revenues increased by 36%, total costs and operating expenses decreased by 48%, the operating loss decreased by 73% and net loss decreased by 75%.
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(POET LETTERHEAD)


The Company had cash and cash equivalents of $9.2 million on September 30, 2003. Due to the expected expenses related to the merger with Versant in Q3 and Q4 of 2003, the Company now expects to approach positive operating income in the first quarter of 2004.

Further details and information on the comparison of Q3/2003 and Q3/2002, including the balance sheet and the statement of operations, can be found in today's press release (www.poet.com).

FURTHER INFORMATION:  Poet Holdings, Inc., Swantje Stoevhase

                      Phone: +49 40 60990-0, Email: investor@poet.com